Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-287158 and 333-292251) of our report dated April 15, 2025, except for the effects of the restatement described in Note 14(a) to the 2024 consolidated financial statements on Form 10-K/A, which is dated April 24, 2026, with respect to the consolidated financial statements of EON Resources, Inc. (f/k/a HNR Acquisition Corp.) included in this Annual Report on Amendment No.1 to Form 10-K for the year ended December 31, 2025.

/s/ Marcum LLP

Houston, Texas

October 9, 2026